Exhibit 5.1

May 15, 2015

Board of Directors
Highlands Bankshares, Inc.
340 West Main Street
Abingdon, Virginia 24210

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Highlands Bankshares, a Virginia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the proposed offer and sale of the following securities by the selling shareholders identified in the Registration Statement:

a)	8,286 shares of common stock, par value $0.625 per share (the “Common Stock”);
b)	44,108 shares of Series A Convertible Perpetual Preferred Stock, par value $2.00 per share (the “Series A Preferred Stock”);
c)	44,108 shares of common stock, par value $0.625 per share (the “Underlying Common Stock” and, together with the Common Stock and the Series A Preferred Stock, the “Securities”); and
d)	any additional shares of the Securities as may be issued from time to time with respect to shares being registered as a result of stock splits, stock dividends, or similar transactions.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as your counsel in connection with such registration and as a basis for the opinions hereinafter expressed, we have examined (i) the Registration Statement, (ii) certificates of public officials and of representatives of the Company and (iii) such corporate proceedings, records and documents as we have considered necessary for the purposes of this opinion.  We have assumed that (i) the signatures on all documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as certified or photostatic copies conform to the originals thereof, (iv) the Registration Statement and any amendments thereto will have become effective (and will remain effective at the time of the offer, issuance and sale of the securities thereunder) and (v) the Prospectus and any prospectus supplement describing such securities will be filed with the Commission to the extent required by applicable law and relevant rules and regulations of the Commission.

On the basis of the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	the Securities to be sold by the selling shareholders have been duly authorized;
2.	the Common Stock and Series A Preferred Stock are validly issued, fully paid and non-assessable; and
3.	the Underlying Common Stock issuable upon conversion of the Series A Preferred Stock will be validly issued, fully paid and non-assessable when converted as described in the Registration Statement.

The opinions set forth above are limited in all respects to the application of the law of the Commonwealth of Virginia and applicable federal law, in each case as in effect on the date hereof.  Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus that forms a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ WILLIAMS MULLEN